Exhibit 99.1
NEWS
Anadarko Announces Conversion to Successful Efforts
Method of Accounting
HOUSTON, Oct. 25, 2007 — Anadarko Petroleum Corporation (NYSE: APC) today announced a change in accounting principle for its oil and gas exploration and development activities to the successful efforts method of accounting from the previous application of the full cost method. The company expects the conversion to result in a cumulative, non-cash reduction to retained earnings of approximately $130 million through June 30, 2007, compared with Anadarko’s original estimate of $1.5 to $2.0 billion.
     “The conversion to the successful efforts method of accounting is another example of Anadarko’s ability to deliver upon commitments we’ve made to our stakeholders,” Anadarko Sr. Vice President, Finance and CFO, Al Walker said. “A conversion of this magnitude and complexity has never been undertaken in our industry by a company as large as Anadarko. This accomplishment was made possible by the focus and dedication of our employees.”
Conference Call on Successful Efforts
     To provide additional information on its conversion to successful efforts, Anadarko will host a conference call and webcast on Friday, Oct. 26, 2007, at 9 a.m. CDT (10 a.m. EDT). Approximately 15 minutes before the scheduled conference call time, individuals who would like to participate should dial the applicable number below and enter the confirmation number when prompted.
     To access the live audio webcast and related presentation materials, please visit the investor relations section of the company’s Web site at www.anadarko.com. You will be able to listen to a replay of the call or view the presentation slides on the Web site for approximately 30 days following the conference call.
Conversion to Successful Efforts
Friday, Oct. 26, 2007
9 a.m. CDT (10 a.m. EDT)
Dial-in number: 800.659.2032
International Dial-in number: 617.614.2712
Confirmation number: 88560525
Webcast: www.anadarko.com

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. For more information about Anadarko, please visit www.anadarko.com.
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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this presentation. Anadarko cannot guarantee that it will successfully execute on its drilling and development plans, meet its production guidance, meet its debt reduction goals, or successfully create and market an initial public offering of a midstream Master Limited Partnership. See “Risk Factors” in the company’s 2006 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434